UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/21/2011

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14206

Texas	74-0607870
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas 79901
(Address of principal executive offices, including zip code)

(915) 543-5711
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On March 21, 2011, the Board of Directors of the Company authorized a common stock buyback program for the repurchase of up to an additional 2.5 million shares of the Company's common stock (the "2011 Plan"). The Company may in the future make purchases of its common stock pursuant to the 2011 Plan in open market transactions at prevailing prices and may engage in private transactions where appropriate. As with the Company's previous stock repurchase programs, any repurchased shares will be available for issuance under employee long term incentive plans or may be retired.

The Company does not undertake to update its disclosure regarding the number of shares purchased from time to time under the 2011 Plan except as required as part of its quarterly and annual filings with the Securities and Exchange Commission and the FERC or as otherwise required by law.

Also on March 21, 2011, the Board of Directors announced its intention to commence paying a quarterly cash dividend of $0.22 per share beginning in the second quarter of 2011. This would be the first dividend paid on the Company's common shares since 1991. The Company has scheduled a conference call for investors to discuss the expected amount and timing of the dividend, as well as the Company's expectations regarding future dividend policy, for 11:00 a.m. Eastern Time, March 23, 2011. The dial-in number is 866-961-7943 with a conference ID of 1521858. The conference leader will be Lisa Budtke, Assistant Treasurer of the Company. A replay will run through April 6, 2011 with a dial-in number of 866-837-8032 and a conference ID of 1521858. The conference call and presentation slides will be webcast live on EE's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Date: March 21, 2011	By:	/s/ DAVID G. CARPENTER
DAVID G. CARPENTER
Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)